General Services Agreement

This GENERAL SERVICES AGREEMENT (hereinafter called “Agreement”), entered into as of the 1st day of January, 2015, is between Daniel Kunz & Associates, LLC, (hereinafter called “DKA”), whose address is 960 Broadway Ave, #160, Boise, Idaho 83706 and Gold Torrent Inc., (hereinafter called “GOLD TORRENT”), whose address is 960 Broadway Ave, #160, Boise, Idaho 83706.

GOLD TORRENT requires professional geological and engineering consulting to be performed by DKA. The evaluation, appraisal, exploration or other professional geological and engineering services for the creation of an optimized new ore body model, development of a mine plan and mining sequence, reporting adequate to support decision making and legal/financial requirements, and other such services as might be requested by GOLD TORRENT’s representative(s).

DKA represents that the firm has the requisite qualifications, experience and capabilities to perform the services required by GOLD TORRENT to a standard of care, skill and diligence acceptable within the industry.

NOW THEREFORE, for and in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

I. REPRESENTATIVE(S)

1.	GOLD TORRENT’s Representative(s) for the project shall be:
Daniel Kunz – Executive Chairman and CEO

2.	DKA’s Representative(s) for the project shall be:
Pete Parsley – Geologic Director
Bruce Thorndycraft – Metallurgical Director, Project Management

3.	GOLD TORRENT may, by notice in writing signed by GOLD TORRENT’s CEO, or Delegate, appoint additional or substitute Representative(s). DKA may, by notice in writing signed by DKA’s Directors appoint additional or substitute Representative(s).

II. SCOPE OF SERVICES

1.	Services performed by DKA under this Agreement (the “Consulting Services”) shall be as specified in sequentially numbered Work Orders. Prior to the initiation of any activity, a Work Order detailing the precise Scope of Work and estimated cost shall be agreed and approved in writing by DKA and GOLD TORRENT Representatives. The Scope of Work shall more particularly describe the services to be performed and shall specify the place of performance, the date of performance, the date of completion, and the maximum number of days of services to be performed, unless specified otherwise in the Scope of Work entered on the Work Order. Each executed Work Order shall become a part of this contract.

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2.	DKA shall engage in discussions with authorized GOLD TORRENT personnel as designated by the GOLD TORRENT Representative(s) orally or in writing, especially with regard to interpretation of data or findings developed or made while performing services under this Agreement.

3.	Upon the request of GOLD TORRENT’s Representative(s), DKA shall prepare and deliver to GOLD TORRENT progress reports and a final report of its findings and recommendations and such other reports as GOLD TORRENT may from time to time request.

4.	Should any of the terms and conditions in this Agreement conflict with any provisions in Exhibit A or Exhibit B, the terms and conditions in this Agreement shall be controlling.

5.	DKA shall provide the following support services for the benefit of GOLD TORRENT: Office space for executives at 960 Broadway, Suite 160 Boise, Idaho 83706, or such other location as Provider may have available; telephone service; and office Supplies

III. COMPENSATION

Compensation for services performed under this Agreement shall be invoiced and paid according to:

1.	For unbilled services provided by DKA to GOLD TORRENT from October 1, 2014 through December 31, 2014 a lump sum payment of $28,588.83 is due upon execution of this agreement. ($9,529.61 per month for three months work.)

2.	The rate schedule set forth in Exhibit A attached hereto and made a part hereof.

3.	Such compensation shall include all overhead and profit.

4.	When travel arrangements, subcontracts, and purchase of materials such as maps, publications and blueprints are required under this Agreement, DKA shall consult with GOLD TORRENT prior to incurring such costs and shall grant GOLD TORRENT the option to requisition such services and materials directly without markup.

5.	All progress billings will be billed and be paid as provided in Sec. III.6. below, until the final billing in which the amount owed under the final invoice will be offset by the retention amount, with any excess retention being returned to GOLD TORRENT or any excess billing being paid to DKA.

6.	Except as otherwise provided in Exhibit A, DKA shall prepare and submit to GOLD TORRENT on a calendar month basis a detailed statement of charges (“Statement”). The Statement shall set forth the number of days (hours) or fractions thereof of services performed and the dates and locations of performance, and shall be accompanied by receipts or other evidence substantiating expenses incurred. Invoices shall be directed to the GOLD TORRENT corporate offices and approved by the GOLD TORRENT Representative. Subject to verification by GOLD TORRENT, payments of amounts due less any existing set-offs shall be made by GOLD TORRENT to DKA within 30 days after receipt of such statements.

IV. AGREEMENT DURATION

1.	This Agreement shall commence upon the date the last signature is affixed to the Agreement and shall be in effect for the period of 1 (one) year, unless sooner terminated.

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2.	Either party may terminate this Agreement upon (10) days written notice to the other party at the addresses listed above. Upon termination of this Agreement, DKA warrants that they shall deliver to GOLD TORRENT at its request any and all materials and information relating to the Services, including but not limited to, any and all files, agreements, reports, correspondence maps, analytical work, samples, and every other matter related thereof. After such termination DKA may be instructed to prepare and deliver to GOLD TORRENT a final report. In the event of termination, DKA shall be paid for services performed to the termination date and reasonable termination expenses to be agreed with GOLD TORRENT at the time of termination. DKA shall also maintain all matters herein in confidence for a period of one year after such termination unless required to disclose such matters under law.

V. COMPLIANCE WITH STATE AND FEDERAL LAWS

DKA shall comply with all requirements of any applicable federal, state or local law, rule or regulation. DKA represents that it has all licenses or other authorizations required to enable it to perform services hereunder in the jurisdiction where the services are to be performed.

VI. INDEPENDENT CONTRACTOR

DKA is and shall be in the performance of all work, services and activities under this Agreement an independent contractor. DKA shall not in any way at any time be an employee or agent of GOLD TORRENT, and shall not indicate or represent to any third party that DKA is an employee or agent of GOLD TORRENT. DKA shall have no power to commit GOLD TORRENT to any third party. No withholding for federal or state income tax or any other tax or contribution shall be deducted from payments to DKA. DKA shall be solely responsible for payment of taxes on any amounts received by DKA under this Agreement.

VII. PROFESSIONAL RESPONSIBILITY

Services performed by DKA will be conducted in a manner consistent with that level of care and skill ordinarily exercised by other members of the consulting professions currently practicing under similar conditions subject to the time limits and financial and physical constraints applicable to the Services.

VIII. HOLD HARMLESS

1.	DKA shall, at all times, indemnify and save harmless GOLD TORRENT and its officers, directors, agents and employees from and against all claims, damages, losses and expenses, including, but not limited to attorney’s fees, court and arbitration costs, to the extent directly attributable to the negligent acts, errors or omissions of DKA while performing services under this Agreement.

2.	GOLD TORRENT shall, at all times, defend, indemnify and save harmless DKA and its subcontractors, DKA’s, agents, officers, directors and employees from and against all claims, damages, losses and expenses, including but not limited to attorney’s fees, court and arbitration costs, arising out of or resulting from the services of DKA, inclusive of claims made by third parties, or any claims against DKA arising from the negligent, reckless, or intentional acts of GOLD TORRENT, its employees, agents, contractors and subcontractors.

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3.	GOLD TORRENT shall immediately notify DKA of any defects or suspected defects arising directly or indirectly from DKA’s performance under this agreement, negligent acts, errors or omissions. GOLD TORRENT and DKA agree that all claims and legal actions arising directly or indirectly from this Agreement or the services of DKA shall be filed no later than three (3) years from GOLD TORRENT’s actual or constructive notice of the existence of defects or suspected defects.

4.	Neither party shall be responsible to the other for lost revenues, lost profits, cost of capital, claims of customers, or other special, indirect, consequential or punitive damages.

IX. NONDISCLOSURE AND OWNERSHIP OF WORK PRODUCT

1.	DKA shall not, without the prior written consent of GOLD TORRENT, disclose to any third party the fact that GOLD TORRENT and DKA have entered into this Agreement unless such knowledge is publicly available.

2.	DKA shall maintain all information and matters involving GOLD TORRENT and the services provided by DKA in confidence except insofar as shall be required to perform the services hereunder, or as may come into the public domain through sources beyond control of DKA or as required by law.

3.	All reports, publications, exhibits, films, data, conclusions and other work product furnished by GOLD TORRENT to DKA or is obtained or developed by DKA under this Agreement and all information regarding GOLD TORRENT’s business plans, operations, properties, practices, methods, inventions and discoveries shall be and remain the property of GOLD TORRENT, and the same shall be kept confidential by DKA, who shall not disclose the same to any third person directly or indirectly except upon the prior written consent of GOLD TORRENT. Upon termination of this Agreement or upon the prior request of GOLD TORRENT, DKA will deliver such work product and information to GOLD TORRENT, maintaining only such copies as are necessary to support its professional responsibilities.

4.	DKA shall not, during the duration of this Agreement, acquire any interest, direct or indirect, in any mining claims, leases, mining rights or fee lands in any lands within 2 miles of the perimeter of GOLD TORRENT owned properties without GOLD TORRENT’s prior written consent. Any interest acquired in violation of this paragraph shall, at GOLD TORRENT’s request and at no cost to GOLD TORRENT, be conveyed to GOLD TORRENT.

X. AMENDMENT

This Agreement may only be amended in writing, signed by each party hereto.

XI. ASSIGNMENT

Neither this Agreement nor any payments due to DKA hereunder shall be assigned nor shall any services provided for herein be subcontracted by DKA without first obtaining GOLD TORRENT’s written consent, which consent shall not be unreasonably withheld.

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XII. BINDING EFFECT

The terms of this Agreement shall apply to and be binding upon the successors and permitted assigns of the respective parties hereto.

XIII. WAIVER AND SEVERABILITY

If any part of this Agreement, for any reason, is declared invalid or void, such declaration shall not affect the remaining portions of the Agreement which shall remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated. However, if any provision which has been declared invalid or unenforceable shall be a provision that would prevent the continued and complete performance of this Agreement by DKA and GOLD TORRENT, then DKA and GOLD TORRENT hereby agree that they will renegotiate that term or provision in order to otherwise render the Agreement valid and enforceable. If either of DKA or GOLD TORRENT decides not to enforce a provision of this Agreement, such decision in favor of non-enforcement shall not constitute a waiver of the right of that party in the future to enforce that provision of the Agreement in the event of any subsequent breach or failure to comply in full with that provision of the Agreement.

XIV. GOVERNING LAW.

Except to the extent that this Agreement may be governed by any federal law, including federal bankruptcy law, this Agreement shall be governed by, construed and interpreted under, and enforced exclusively in accordance with the laws of the State of Idaho, and the courts in the state of Idaho shall have jurisdiction with respect to any dispute arising hereunder.

XV. EXECUTION IN COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which shall constitute but one and the same instrument. Any such counterpart may be signed by one or more of DKA and GOLD TORRENT as long as each of them has signed one or more of such counterparts.

XVI. NO CONSTRUCTION AGAINST DRAFTER

The DKA and GOLD TORRENT hereby acknowledge that they have reviewed this Agreement and have been afforded an opportunity to consult with an attorney. DKA and GOLD TORRENT concur that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of any provision of this Agreement.

XVII. ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Daniel Kunz & Associates, LLC	Gold Torrent Inc.

/s/ Alexander Kunz	/s/ Ryan Hart
Alexander Kunz, Partner	Ryan Hart, Presiden t

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EXHIBIT A

BILLING RATES

1.	The hourly rates for the services of Consultant will be:

Personnel	Speciality	Billing Rate per Hour
Pete Parsley	Geology, Resource	$150.00
Bruce Thorndycraft	Metallurgy, Project Development	$150.00
Bryan Bishop	Mine planning, development	$150.00

2.	An addition of 7% to hourly rates will be included in each invoice to cover computer hardware/software, communication and reproduction costs.

3.	If travel outside of DKA’s individual consultant’s city of residence is directed by GOLD TORRENT, Consultant shall also be entitled to reimbursement of pertinent business expenses such as meals, travel, lodging, rental fees, and personal vehicle mileage at the published IRS rates. Consultant shall be responsible for the arrangement and payment of all travel expenses. Expense reports shall be submitted for approval every 30 days or more frequently as needed.

4.	Subcontract costs approved by GOLD TORRENT in advance may be invoiced at cost plus 10%.

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EXHIBIT B

Work Orders

WORK ORDER 1:

Prior to GOLD TORRENT obtaining its 2015 equity funding DKA shall provide the following services:

●	Pete Parsley to be available and work 27 hours per month for a retainer of $4,000 per month

●	Bruce Thorndycraft to be available and work 27 hours per month for a retainer of $4,000 per month

●	Bryan Bishop to be available and work 27 hours per month for a retainer of $4000 per month

Total monthly services $9,529.61

DRAFT WORK ORDER 2 (Pending):

Technical Program
Metallurgical Testwork
Bruce Thorndycraft Sr Metallurgist
Pete Parsley Sr. Geologist
Assays
Travel
McClellan Lab gravity test work
Samples shipments
flow sheet development
Subtotal Metallurgical Testwork

NI 43-101 Report Preparation
HardRock Consultants Economic PFS
Mining Engineer
David Lineburger Consultant
Pete Parsley Sr. Geologist
Assistant technical
travel
Computer modeling
Subtotal NI 43-101 Report Preparation

Mine Planning, Mill Design, Site Engineering
Mill Site Acquisition
B Thordnycraft Sr Metallurgist
P Parsley Sr Geologist
Mining Engineer
B Loefflur Sr Permitting Specialist
Plant Design Firm
Site Engineering
Mine Design Firm
Subtotal Design and Engineering

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